                                                                    EXHIBIT 99.1

                        AMERICAN COMMUNITY BANCORP, INC.

                              FOR IMMEDIATE RELEASE


February 22, 2005                              Contact: Michael S. Sutton
                                                        Stephen C. Byelick, Jr.

                                               Phone:   (812) 962-2265

         AMERICAN COMMUNITY BANCORP, INC. ANNOUNCES RECORD 2004 RESULTS
              AND PLANS TO TERMINATE ITS SEC REPORTING OBLIGATION

          Net Income For Full-Year 2004 Increases 171% Over Prior Year
              Fourth Quarter Net Income Rose 522% Compared to 2003
                Assets Grow 29% to $166 Million At 2004 Year-End
                  Intends to Terminate SEC Reporting Obligation

EVANSVILLE, IN, FEBRUARY 22, 2005 - AMERICAN COMMUNITY BANCORP, INC. (OTCBB:
ACBP), THE HOLDING COMPANY FOR BANK OF EVANSVILLE, today reported consolidated net income for the year ended December 31, 2004, of $818,423, an increase of $516,729 above the $301,694 reported for 2003. Diluted earnings per share were $0.52 for 2004, reflecting an increase of $0.30 per share or 136.4 percent, compared to $0.22 per share earned for 2003.

The consolidated net income was $355,643 for the fourth quarter of 2004, compared with $57,199 for the same quarter in 2003, an increase of 521.7 percent. Diluted earnings per share for the fourth quarter of 2004 were $0.22 per share, an $0.18 increase over the $0.04 reported for the prior-year fourth quarter.

Total assets at December 31, 2004, were $165,634,102, increasing $36,681,349, or
28.5 percent, from last year. Loans rose $38,688,097, or 39.1 percent, during 2004 and totaled $137,587,122 at year-end. The growth in assets and loans was primarily funded by a $34,240,397, or 29.6 percent, increase in deposits during the same period.

Michael S. Sutton, President and Chief Executive Officer, commented, "We are pleased to report the strong growth in net income and assets we achieved in 2004. Our performance continues to be driven by commercial loan growth in our target markets, small and mid-sized businesses in the Evansville area." Sutton went on to say, "Loans with a variable rate represent 75.9 percent of our loan portfolio which makes us well positioned in a rising rate environment."

Total revenues, consisting of net interest income and non-interest income, for the year ended December 31, 2004, were $5,540,747, an increase of $1,871,048, or
51.0 percent, over the $3,669,699 reported in the prior year. Net interest income for 2004 was $4,697,681 which is $1,653,670, or 54.3 percent, above the $3,044,011 reported for 2003. The increase in net interest income in 2004 over the prior year is attributable to an increase in average interest-earning assets of 36.3 percent and an increase in the net interest margin of 40 basis points to
3.4 percent in 2004 from the 2003 level of 3.0 percent. Non-interest income for 2004 was $843,066, compared to $625,688 in 2003, reflecting an increase of $217,378, or 34.7 percent. Non-interest expense for 2004 was $4,091,645, an increase of $1,075,140, or 35.6 percent, over the $3,016,505 reported for 2003. The increase in the level of operating expenses is a direct result of the infrastructure growth necessary to support the growth of our balance sheet and earnings. The efficiency ratio for 2004 was 73.9 percent, an improvement of 8.3 percent over the efficiency ratio of 82.2 for the year 2003.

                                 4424 VOGEL ROAD
                            EVANSVILLE, INDIANA 47715
                    PHONE: (812) 962-2265 FAX: (812) 962-1383

Total revenues increased $693,844, or 70.8 percent for the fourth quarter of 2004, as compared to the same period last year. Net interest income increased by $548,015 for the fourth quarter of 2004, when compared to the same quarter of 2003, due to a 32.5 percent increase in average interest earning assets and an increase in the net interest margin from 2.9 percent for the fourth quarter of 2003 to 3.6 percent for the fourth quarter of 2004. Non-interest expense for the fourth quarter of 2004 was $1,153,713, as compared to $777,812 for the same period last year. Although the dollar amount of non-interest expense for the fourth quarter of 2004 exceeded that of the same period in 2003, the efficiency ratio improved to 68.9 percent for the fourth quarter of 2004, compared to 79.4 percent in the same quarter of the prior-year as the growth of revenue exceeded that of operating expense.

The provision for loan losses was $164,500 for the fourth quarter of 2004 and $145,000 for the same period of 2003. The full-year provision for loan losses was $630,679 and $351,500 for the years ended December 31, 2004, and 2003, respectively. The ratio of the allowance for loan losses to total loans was 1.5 percent at December 31, 2004 and 2003.

Mr. Sutton commented, "Asset quality remains strong as evidenced by our low level of charge-offs and non-performing assets. We have experienced loan charge-offs of only $14,000 since opening for business in July 2001, and as of December 31, 2004, the Bank had no non-performing loans. These statistics are reflective of the high level of expertise of our lending and credit administration personnel.

The Company is also announcing today its intent to file a Form 15 with the Securities and Exchange Commission (the "Commission") to terminate its reporting obligation under the Securities Exchange Act of 1934 (the "Act"), as amended. The Company plans to file the Form 15 with the Commission on February 25, 2005.

In keeping with our constant goal to increase shareholder value, the Company is taking this action to reduce the costs associated with being a "reporting company" under the Act. Management estimates the cost savings resulting from elimination of the reporting requirements under the Act would be approximately $200,000 in 2005 and in excess of $160,000 in subsequent years. Additionally, the reduced reporting burden will allow the Company's management to devote more attention and effort to the Company's operations and financial objectives. The Company's stock will continue to be traded, as previously, on the OTCBB, and the Company intends to continue to hold annual meetings and provide financial information to its shareholders through periodic mailings and through the Investor Relations portion of its web site.

American Community Bancorp, Inc., through its wholly-owned subsidiary, Bank of Evansville, provides a full range of commercial and consumer banking services in the Evansville, Indiana, area.



This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Such statements are based on management's current expectations and are subject to a number of risk factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. A partial list of these risk factors and uncertainties is contained in the Bank's Registration Statement on Form SB2 and the Bank's Annual Report on Form 10K-SB for the year ended December 31, 2003, which are on file with the Office of the Comptroller of the Currency.

                                      # # #



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                        AMERICAN COMMUNITY BANCORP, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


                                                              DECEMBER 31,      DECEMBER 31,
                                                                 2004               2003
                                                             -------------      -------------
ASSETS
Cash and due from banks                                      $   3,412,850      $   4,862,221
Interest bearing balances with banks                             2,406,076          2,454,940
Federal funds sold                                               2,412,000          2,690,000
                                                             -------------      -------------
     Total cash and  cash equivalents                            8,230,926         10,007,161
Securities available for sale, at fair value                    13,602,753         14,685,496
Nonmarketable equity securities                                    677,000            586,600
Loans                                                          137,587,122         98,899,025
Allowance for loan losses                                       (2,116,000)        (1,498,500)
                                                             -------------      -------------
Net loans                                                      135,471,122         97,400,525
Premises and equipment                                           5,602,767          5,663,967
Other assets                                                     2,049,534            609,004
                                                             -------------      -------------
     Total assets                                            $ 165,634,102      $ 128,952,753
                                                             =============      =============

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits
   Non-interest bearing                                      $  13,427,677      $  13,471,364
   Interest bearing                                            136,319,224        102,035,140
                                                             -------------      -------------
     Total deposits                                            149,746,901        115,506,504
Federal funds purchased & other borrowed funds                     500,000                 --
Accrued expenses and other liabilities                             441,468            265,374
                                                             -------------      -------------
     Total liabilities                                         150,688,369        115,771,878

SHAREHOLDERS'  EQUITY
Common stock, no par value, 3,000,000 shares authorized;
  1,582,417 and 1,499,042  issued and outstanding
  at amount paid in                                             15,536,687         14,519,877
Accumulated deficit                                               (543,881)        (1,362,304)
Accumulated other comprehensive income (loss)                      (47,073)            23,302
                                                             -------------      -------------
   Total shareholders' equity                                   14,945,733         13,180,875
                                                             -------------      -------------
     Total liabilities and shareholders' equity              $ 165,634,102      $ 128,952,753
                                                             =============      =============

                        AMERICAN COMMUNITY BANCORP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)


                                                   THREE MONTHS ENDED               YEAR ENDED
                                                      DECEMBER 31,                  DECEMBER 31,
                                                  2004           2003           2004          2003
                                               -------------------------     -------------------------
INTEREST INCOME:
Interest and fees on loans                     $1,924,167     $1,231,126     $6,306,310     $4,550,396
Securities                                        148,153        140,618        627,852        452,939
Interest bearing balances with other banks         16,329         13,595         49,753         20,386
Federal funds sold                                  7,448          3,549         25,362         30,046
                                               ----------     ----------     ----------     ----------
TOTAL INTEREST INCOME                           2,096,097      1,388,888      7,009,277      5,053,767
                                               ----------     ----------     ----------     ----------
INTEREST EXPENSE:
Deposits                                          683,423        536,759      2,287,412      2,008,092
Federal funds purchased                             2,970            841          5,431          1,664
FHLB advances                                      10,401             --         18,753             --
                                               ----------     ----------     ----------     ----------
TOTAL INTEREST EXPENSE                            696,794        537,600      2,311,596      2,009,756
                                               ----------     ----------     ----------     ----------
   NET INTEREST INCOME
                                                1,399,303        851,288      4,697,681      3,044,011
Provision for loan losses                         164,500        145,000        630,679        351,500
   NET INTEREST INCOME  AFTER
                                               ----------     ----------     ----------     ----------
   PROVISION FOR LOAN LOSSES                    1,234,803        706,288      4,067,002      2,692,511

NON INTEREST INCOME
Service charges on deposit accounts                34,825         22,034        111,301         72,051
Gain on sale of loans                             106,806         75,919        387,766        393,349
Gain on sale of securities                             --             --          7,215         14,988
Other                                             132,922         30,771        336,784        145,300
                                               ----------     ----------     ----------     ----------
TOTAL NON INTEREST INCOME
                                                  274,553        128,724        843,066        625,688
NON INTEREST EXPENSE
Salaries and benefits                             540,992        458,945      2,215,145      1,749,234
Occupancy and equipment                           128,882         61,842        441,282        327,404
Marketing                                          29,835         16,058         96,345         79,217
Data processing                                    69,487         59,643        251,282        216,281
Supplies, printing and delivery expense            33,439         16,163         87,849         71,884
Legal and professional                            126,915         46,895        352,399        206,037
Other                                             224,163        118,266        647,343        366,448
                                               ----------     ----------     ----------     ----------
TOTAL NON INTEREST EXPENSE                      1,153,713        777,812      4,091,645      3,016,505
                                               ----------     ----------     ----------     ----------
   INCOME BEFORE INCOME TAXES
                                                  355,643         57,200        818,423        301,694
Income taxes                                           --             --             --             --
                                               ----------     ----------     ----------     ----------
   NET INCOME                                  $  355,643     $   57,200     $  818,423     $  301,694
                                               ==========     ==========     ==========     ==========
BASIC EARNINGS PER SHARE                       $     0.22     $     0.04     $     0.54     $     0.22
DILUTED EARNINGS PER SHARE                     $     0.22     $     0.04     $     0.52     $     0.22

AVERAGE SHARES OUTSTANDING                      1,582,417      1,499,042      1,527,058      1,371,208
AVERAGE DILUTED SHARES OUTSTANDING              1,653,259      1,520,254      1,582,705      1,384,282